Exhibit 99.2

Casa Systems Accelerates its Broadband Convergence Strategy with Completion of NetComm Acquisition

Creates an industry leader in converged broadband solutions for wireless, cable and fixed communication service providers

Expands total addressable market to over $25 billion

ANDOVER, Mass. – July 1, 2019 – Casa Systems, Inc. (Nasdaq: CASA) a leading provider of converged broadband infrastructure technology solutions for wireless, cable and fixed networks, has completed its previously announced acquisition of NetComm Wireless Limited (ASX: NTC) (NetComm). With NetComm’s global leadership in fixed wireless access and fiber-to-the-distribution point technologies and Casa’s advanced core, access, and network edge solutions, Casa Systems will be able to offer full end-to-end solutions for all categories of broadband technologies. Casa Systems’ solutions portfolio now includes mobile, wireless broadband, fixed wireless broadband, cable, fiber-to-the-home, and fiber-to-the-distribution-point, opening up new opportunities for growth.

With its newly combined portfolio, Casa is uniquely positioned to meet the network infrastructure and access device needs of its customers enabling:

•	Ultra-broadband connectivity in any configuration for any access technology, to meet the ever-growing demand for bandwidth

•	Truly virtualized communications infrastructure and technology architectures for wireless, cable and fixed telco networks

•	Cutting-edge network capabilities, such as “network slicing,” that create new service and revenue opportunities for our customers

•	Service agility, manageability, and easily deployable network capacity to meet the rapidly growing demand for bandwidth and 5G services

•	Best-of-breed performance and operational simplicity for our customers

“We are very excited to welcome NetComm to the Casa Systems family,“ said Jerry Guo, Casa Systems’ President and CEO. “Casa and Netcomm share similar values, as well as rich engineering cultures. We look forward to building on both companies’ long histories of bringing innovative products to the communications industry. By combining our two companies, Casa is able to provide additional connectivity solutions that address our customers’ needs. Our shareholders will benefit from our expanded addressable market, potential to further grow our revenue, and greater geographic and customer diversification.“

In addition to creating long-term growth opportunities, Casa Systems expects to realize both cost and revenue synergies from this transaction. Casa Systems reaffirms its expectation of achieving an annual cost savings run-rate of USD $7-8 million, which on a non-GAAP diluted net income per share basis is expected to yield between $0.02 – $0.03 in 2019 and $0.07 – $0.08 in 2020.

NetComm will continue to focus on fixed wireless technologies and fiber-to-the-distribution-point technologies, to deliver innovative and high-performance broadband edge products for wireless and fixed service providers.

Updated pro forma guidance for the NetComm acquisition will be provided on the Casa Systems second quarter earnings call.

About Casa Systems, Inc.

Casa Systems, Inc. (Nasdaq: CASA) delivers converged broadband technology solutions that enable wireless, cable and fixed network service providers to meet the growing demand for gigabit bandwidth and services. Our suite of distributed and virtualized solutions for cable, fixed and wireless 5G ultra-broadband networks are engineered for performance, flexibility and scale. Commercially deployed in over 70 countries, Casa serves more than 475 Tier 1 and regional service providers worldwide.

For more information, please visit us at http://www.casa-systems.com.

CONTACT INFORMATION:

Alicia Thomas

Casa Systems, Inc.

100 Old River Road

Andover, Mass. 01810

+1.817.909.8921

alicia.thomas@casa-systems.com